FOR IMMEDIATE RELEASE

NORDSON CORPORATION ACQUIRES DAGE HOLDINGS, LTD.

Addition of Dage Strengthens Nordson’s Position in High-Tech, High-Growth Industries

WESTLAKE, Ohio – Nov. 17, 2006 – Nordson Corporation (Nasdaq:NDSN) today announced that it has signed a definitive agreement to acquire Dage Holdings, Ltd., a leading manufacturer of testing and inspection equipment used in the semiconductor and printed circuit board industries. Dage, headquartered in the United Kingdom, employs more than 200 people and had revenues of approximately $59 million during the 12-month period ending October 31, 2006. Terms of the purchase were not disclosed.

Dage’s bond testing and digital X-Ray systems are used to analyze the integrity of electronic connections in semiconductor packages and printed circuit board assemblies. Consumer demand for more features and higher performances from electronic devices has dramatically increased the number and complexity of electronic connections on chips and printed circuit boards. Dage’s test equipment, particularly the digital X-Ray systems, is critical for ensuring quality and process control during the manufacturing of today’s high-tech electronic equipment.

“The purchase of Dage fits Nordson’s strategy of acquiring companies with above-average growth in markets currently served by Nordson companies,” said Edward P. Campbell, chairman and chief executive officer. “Over the three-year period ending April 30, 2006,
Dage revenues and operating profit grew at annual rates of 24 percent and 69 percent, respectively.
These growth rates are nearly identical to those of Nordson’s Advanced Technology Systems segment, which since 2003 has grown revenues and operating profit at annual rates of 23 percent and 59 percent, respectively.”

Campbell added, “Dage’s operating margins during the first half of its fiscal 2007 were 21 percent.
At current rates of growth and profitability, we expect Dage to be accretive to Nordson’s fiscal year 2007 earnings per share.”

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Campbell went on to say, “Dage’s growth potential is driven by increasing consumer demand for high performance and feature rich capabilities in today’s electronic devices, such as MP3 players, cellular phones, PDAs, digital cameras and game consoles. This acquisition will add high-growth opportunities to our Advanced Technology Systems segment by continuing to strengthen our presence in high-tech, high-growth industries, such as area array packaging, which have fueled the above-market growth we have seen in this segment over the past year.”

The acquisition is subject to review by the German Federal Cartel Office.

Nordson will broadcast a conference call regarding this acquisition on the investor relations page of its Web site, www.nordson.com, on Friday, November 17, 2006 at 9:00 a.m. EST.
Background information about Dage is available on the Nordson Web site. Additional information on Dage can be found on the company’s Web site, www.dage-group.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson Corporation has 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

Jefferies Broadview, a division of Jefferies Group, acted as exclusive financial advisor to
Dage Holdings, Ltd.

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Contact:	Derrick Johnson, Director Corporate Communications
Phone:	440.414.5639
E-mail:	djohnson@nordson.com